EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-136416, 333-136415, 333-129522, 333-119525, 333-119524, 333-104261, 333-07957, 333-98307, 333-75215, 333-46324, 333-98309, 333-73586 and 333-73576) and Form S-3 (Nos. 333-115627 and 333-98237) of Neurogen Corporation of our report dated March 13, 2007 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PricewaterhouseCoopers LLP
Hartford, Connecticut
March 13, 2007